NEWS RELEASE

PARK PLACE ENERGY CORP.

December 14, 2007 OTCBB:PRPL FRANKFURT: 3P2

Park Place Energy Corp. Announces Acquisition of Interest in Tennessee Property and Appointment of David Stadnyk as Chairman

Calgary, Alberta, December 14, 2007 - Park Place Energy Corp. ("Park Place Energy" or the "Company") announces that it has acquired a 5% participating interest (the "Interest") in the Morgan Highpoint Oil and Gas Project in Tennessee from Great Northern Oilsands Inc. ("Great Northern").  The Interest has now been transferred by Great Northern to Park Place Energy in settlement of indebtedness of $363,500 owed by Great Northern to Park Place Energy. The Company has also agreed to pay Great Northern a 1% Gross Overriding Royalty on any production that arises from the Interest and assume and pay Great Northern's 5% share ($100,000) of the current $2,000,000 Supplemental AFE that is currently owing to Montello Resources Ltd. on the John Bowen # 2 Well that has been cased to 9,557 feet. Park Place Energy is excited about having the opportunity to be involved in the potentially high impact Morgan Highpoint Oil and Gas Project in Tennessee.

Eric Leslie, President & CEO of Park Place Energy is also pleased to announce that David Stadnyk has rejoined the board of directors of the Company as Chairman. Mr. Leslie stated "We are pleased that as Chairman Mr. Stadnyk is further committed to assisting in the growth and development of the Company."

ABOUT PARK PLACE ENERGY

Park Place Energy is first and foremost an international high impact energy play corporation. Park Place Energy's current primary activity is the development and production of its Canadian assets including the recently announced major gas find in British Columbia. Park Place utilizes its expertise in the oil and gas industry to enhance shareholder value and profitability by pursuing attractive opportunities in the oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

FOR FURTHER INFORMATION CONTACT:

Investor Relations at 1 877 305 1166
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Calgary Head Office:
Suite 300, 840 - 6th Avenue SW, Calgary, Alberta, Canada, T2P 3E5

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or later any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.